Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 T: 212.351.400 gibsondunn.com

August 13, 2024

The Williams Companies, Inc.

One Williams Center, Suite 4700

Tulsa, Oklahoma 74172

Re:	The Williams Companies, Inc.
Registration Statement on Form S-3 (File No. 333-277232)

Ladies and Gentlemen:

We have acted as counsel to The Williams Companies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-277232 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated August 8, 2024, filed with the Commission on August 12, 2024 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $450,000,000 aggregate principal amount of the Company’s 4.800% Senior Notes due 2029 (the “2029 Notes”), $300,000,000 aggregate principal amount of the Company’s 5.150% Senior Notes due 2034 (the “New 2034 Notes”) and $750,000,000 aggregate principal amount of the Company’s 5.800% Senior Notes due 2054 (the “2054 Notes” and, together with the 2029 Notes and the New 2034 Notes, the “Notes”). The New 2034 Notes are an additional issuance of the existing $1,000,000,000 5.150% Senior Notes due 2034 (the “Existing 2034 Notes” and, together with the New 2034 Notes, the “2034 Notes”).

The Notes will be issued pursuant to the Indenture, dated as of December 18, 2012 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture, dated January 5, 2024, relating to the 2034 Notes, and by the Tenth Supplemental Indenture, dated August 13, 2024, relating to the 2029 Notes and the 2054 Notes (the “Supplemental Indentures” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indentures, the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of

Gibson, Dunn & Crutcher LLP

200 Park Avenue | New York, NY 10166-0193 | T: 212.351.4000 | F: 212.351.4035 | gibsondunn.com

The Williams Companies, Inc.

August 13, 2024

all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and to the extent relevant for our opinion herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any agreement to submit to the jurisdiction of any Federal court; (iv) any waiver of the right to jury trial or (v) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

The Williams Companies, Inc.

August 13, 2024

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP